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                [LETTERHEAD OF HUNTON & WILLIAMS APPEARS HERE]




                             June 13, 1997


K&G Men's Center, Inc.
1225 Chattahoochee Avenue, N.W.
Atlanta, Georgia  30318

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have served as counsel for K&G Men's Center, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement"), of 354,373 Shares (the "Shares") of the Company's authorized common stock, $.01 par value per share, under the Company's Employment Agreement with John C. Dancu (the "Dancu Employment Agreement").

     We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Company and to the authorization and issuance of the Shares subject to the Dancu Employment Agreement, as appropriate, as we have deemed necessary and advisable.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, it is our opinion that the 354,373 Shares subject to the Dancu Employment Agreement will be, upon issuance, sale and delivery as contemplated therein and in the Registration Statement, legally issued, fully paid and non-assessable.

     We do hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement.


                                       Very truly yours,


                                       /s/ Hunton & Williams
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                                       Hunton & Williams